EXHIBIT 99.1

Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711

For Immediate Release:
July 11, 2013	Contact:
Ronald M. Bentley
President & CEO
607-737-3900

Chemung Canal Trust Company to Acquire 6 Bank of America

Branch Offices in Central NY

Chemung Canal to enter Cayuga, Cortland & Seneca Counties and significantly expand presence in Tompkins County

Chemung Financial Corporation (NASDAQ: CHMG) today announced that its banking subsidiary, Chemung Canal Trust Company (Chemung Canal), has entered into an agreement with Bank of America to purchase six branch offices located in Auburn, Cortland, Ithaca and Seneca Falls, New York. As part of the transaction, Chemung Canal will acquire nearly $261 million in deposits and $1.8 million in loans. The transaction, which is subject to regulatory approval, is expected to close in the fourth quarter of 2013. The acquisition is expected to be accretive to Chemung Financial earnings in 2015.

“We are very excited to expand our market share in Tompkins County and to bring our brand of community banking into Auburn, Cortland & Seneca Falls. We believe many residents and businesses will value and appreciate the “high touch” approach to banking we will provide in these communities,” said Ronald M. Bentley, President and Chief Executive Officer of Chemung Canal Trust Company.

The branch locations being purchased by Chemung Canal include:

➢	120 Genesee Street, Auburn
➢	185 Grant Street, Auburn
➢	1094 Highway 222, Cortland
➢	304 Elmira Road, Ithaca
➢	202 The Commons, Ithaca
➢	54 Falls Street, Seneca Falls

Chemung Canal expects to retain all of the employees currently working in these branch offices. According to Bentley, “Customers will continue to do business with the same friendly and knowledgeable staff of professional bankers.”

“Growth in our balance sheet has been and will continue to be an important focus of our Board and Management team. We have been very successful in accomplishing this goal, during the past several years, through a combination of organic growth and by expanding our footprint through acquisitions,” said Bentley. In 2011 Chemung Financial acquired Capital Bank & Trust, in Albany, and in 2009 it acquired the Bank of Canton in Pennsylvania. The company also acquired 3 branch offices from M&T Bank in 2008.

“As a full-service community bank, we can offer our newest customers a menu of products and services necessary to help them achieve their financial goals. At the same time, our commitment to providing the highest quality of customer service - “Canal Care” - is a hallmark of Chemung Canal and distinguishes us from other banking competitors,” Bentley said. In addition to retail and commercial banking products Chemung Canal provides a full menu of Wealth Management products, providing trust, estate, retirement and investment services.

Chemung Canal Trust Company currently operates 23 full-service banking offices in Broome, Chemung, Schuyler, Steuben, Tioga and Tompkins counties in New York and Bradford County in Pennsylvania. CCTC also operates 5 full service banking offices under the name Capital Bank, a division of Chemung Canal Trust Company, in Albany & Saratoga counties. At March 31st Chemung Financial Corporation reported total assets of $1.28 billion and $1.83 billion of assets under management or administration within the bank’s Wealth Management Division.

Chemung Canal Trust Company, headquartered in Elmira, NY, is a full-service community bank with full trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance. CFS Group, Inc. was founded in 2001.

This press release may be found at: www.chemungcanal.com.

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation’s actual operating results to differ materially.